Exhibit 10.1

TECHNOLOGY TRANSFER AGREEMENT

This TECHNOLOGY TRANSFER AGREEMENT is entered into as of July 7, 2006 and shall be effective for all purposes as of December 15, 2004 (the “Effective Date”) by and between Duck Marine Systems, Inc., a British Columbia corporation (“Duck”), Disaster Preparedness Systems, Inc., a Nevada corporation f/k/a Global Preparedness Systems, inc. (“DPSI”), Mark J. Henrickson and Ronald R. Rogers (collectively, the “Inventors”).

WHEREAS, the Inventors formed DPSI in November 2004;

WHEREAS, the Inventors are directors, employees and shareholders of each of Duck and DPSI and are also inventors of and/or have rights to the Transferred Assets;

WHEREAS, as of the Effective Date, Duck and DPSI entered into a Licensing Agreement (the “Licensing Agreement”) pursuant to which the Transferred Assets were exclusively and perpetually licensed to DPSI on a worldwide basis in consideration of 8,000,000 shares of DPSI common stock (the “Duck Shares”) and USD$200,000 in cash (which amount, it is acknowledged, has not, with the consent of Duck, been paid by DPSI);

WHEREAS, the intent of the Parties as of the Effective Date was that DPSI should have the exclusive, perpetual, worldwide right to exploit, manufacture, market, distribute, license, sub-license and sell or otherwise transfer or encumber the Transferred Assets or products incorporating the Transferred Assets; and

WHEREAS, in light of such intention: (i) Duck and DPSI now desire to amend and restate the Licensing Agreement, in its entirety and effective for all purposes as of the Effective Date, to provide for the outright sale, assignment and transfer by Duck, and acquisition by DPSI of, all right, title and interest in and to the Transferred Assets for the consideration and on the terms and conditions herein contained and (ii) notwithstanding and in addition to any agreements to do so in effect either as of the Effective Date or the date hereof, the Inventors desire to acknowledge and confirm their agreement to assign, on a perpetual, worldwide and royalty free basis, all right, title and interest in and to the Transferred Assets that they may hold.

NOW, THEREFORE, in consideration of the foregoing and of the covenants, agreements and mutual consideration contained in this Agreement, Duck and DPSI hereby amend and restate the Licensing Agreement in its entirety, and Parties hereby agree, as follows:

1.  Definitions. When used in this Agreement, the following capitalized terms shall have the following meanings. Other capitalized terms are defined elsewhere in this Agreement.

“Agreement” means this agreement including any recitals and schedules to this agreement, as amended, supplemented or restated from time to time.

“Business Day” means a day other than a Saturday, Sunday or statutory holiday in New York, New York.

“Governmental Authority” means any domestic or foreign government, including any federal, provincial, state, territorial or municipal government, and any government agency, tribunal, commission or other authority exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government;

“Improvements” means any improvements, revisions or other modifications made to, or replacement of, any art, process, machine, manufacture or composition of matter inherent in the Transferred Assets in existence as of the Effective Date or occurring thereafter.

“Intellectual Property” means any ideas, research, discoveries, designs, systems, patterns, specifications, technology, Know-how, formulae, process, composition, manufacture or composition of matter, prototypes, confidential information, data, computer software development tools, operating systems, source code, object code, algorithms, methods and processes including, without limitation, patents, trade-marks, copyrights and trade secrets and applications for and the right to apply for patent, copyright, trademark or any other intellectual property rights protection (including all patents to be issued pursuant thereto, and all divisions, continuations, reissues, substitutes, and extensions thereof existing as of the Effective Date or in existence thereafter).

“International Rights” means the exclusive, perpetual Intellectual Property rights in the Transferred Assets, including, but not limited to, the right to make, have made, use, sell, license, reproduce, modify, make Improvements, create derivative works, distribute, display, transmit, and publish the Transferred Assets anywhere in the world.

“Know-how” means all know-how, knowledge, expertise, inventions, works of authorship, prototypes, technology, information, know-how, materials and tools relating thereto or to the design, development, manufacture, use and commercial application of the Transferred Assets.

“Licenses and Permits” means, to the extent they may be assigned or transferred by Duck, all licenses, permits, approvals, authorizations and consents held by Duck for the operation of the Transferred Assets.

“Parties” means the parties to this Agreement and “Party” means either one of them.

“Person” means any natural person, sole proprietorship, limited or general partnership, limited liability company, corporation, trust, joint venture, any Governmental Authority or any incorporated or unincorporated entity or association of any nature.

“Records” means all operating records, data, manuals, books, correspondence, notes, files, documents and records of Duck and the Inventors (including, without limitation, user documentation and source code listings) relating to the Transferred Assets, including customer lists, financial accounting and credit records, correspondence, certifications, and similar documents and records.

“USD” means dollars in the lawful currency of the United States of America.

“Transferred Assets” means the assets (and all Intellectual Property related thereto) set forth on Schedule A hereto. The Transferred Assets shall include all assets and Intellectual Property purported to be licensed to DPSI pursuant to the Licensing Agreement and all presently existing and future Improvements, International Rights, Know-how, Licenses and Permits, Records and Warranties included in or associated with the Transferred Assets.

“Warranties” means all conditions, warranties, guarantees, indemnities, representations, service contracts, patent indemnities or other agreements of any nature whatsoever, verbal or written, expressed or implied, legal, statutory, conventional, collateral or otherwise, in respect of or that shall in any manner apply to any of the Transferred Assets or part thereof and whether given by manufacturers, vendors, maintenance providers or otherwise.

2.  Purchase, Sale and Conveyance.

2.1.  Purchase and Sale. Duck hereby sells, assigns, transfers, conveys, sets over and contributes to DPSI the Transferred Assets, and all rights, claims and demands Duck may have thereunder or in the connection therewith, including the waiver of any moral rights Duck may have in the Transferred Assets, on the terms and conditions set forth in this Agreement effective as of the Effective Date, and DPSI hereby purchases and accepts the Transferred Assets from Duck, to have and to hold the same together with all benefits and advantages to be derived therefrom, absolutely. For the avoidance of doubt, the transfer of rights contemplated this Section 2.1 is intended by the Parties to be an assignment and not a license of the Transferred Assets and the Intellectual Property rights contained therein.

2.2.  Purchase Price. The purchase price to be paid by DPSI to Duck for the Transferred Assets (the “Purchase Price”) shall consist of: (i) the Duck Shares issued pursuant to the Licensing Agreement as of the Effective Date and (ii) USD$200,000 cash, to be paid in accordance with Section 2.3.

2.3.  Payment of Purchase Price. DPSI shall pay the cash portion of the Purchase Price to Duck as follows: USD$15,000 shall be paid as of the initial closing of any equity financing of DPSI wherein DPSI raises a gross minimum of USD$500,000 and, thereafter, $15,000 shall be paid on a quarterly basis beginning on the first business day of the first calendar quarter following such initial closing.

2.4.  Assignment of Inventor Rights. In consideration of their respective employment relationships with DPSI, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by all Parties, and notwithstanding any agreement between each Inventor and Duck or DPSI to the contrary, each Inventor, severally and not jointly, hereby irrevocably assigns and transfers to DPSI, effective as of the Effective Date and on a perpetual, worldwide and royalty-free basis, his entire right, title and interest in and to all Transferred Assets (including all moral rights therein). Each Inventor furthermore consents to the transfer to the Transferred Assets from Duck to DPSI as provided for herein.

2.5.  Effective Date, etc. The Parties hereby agree, acknowledge and declare that this Agreement and the transfer and assignment of the Transferred Assets from Duck to DPSI, and the assignment of the Inventors’ right as contemplated by Section 2.4, in each case upon the terms and conditions set out herein, shall be deemed to be effective as of the Effective Date, and the Parties agree that all benefits and obligations with respect to the Transferred Assets are transferred from Duck to DPSI as of the Effective Date, and that Duck has no further interest therein or rights thereto. For the avoidance of doubt, the Parties hereby acknowledge and agree that neither Duck nor the Inventors shall hereinafter be entitled to any royalty, accounting, consent rights or other amount or obligation from or related to the use, manufacture, exploitation, assignment, sale, divestiture, license, sublicense or transfer, in whole or in part, of the Transferred Assets.

3.  Representations of Duck. Duck hereby represents and warrants to DPSI that:

3.1.  Duck has the power and authority and right to enter into this Agreement and to perform its obligations as therein and herein contained to sell and transfer the Transferred Assets in accordance with the terms of this Agreement.

3.2.  The execution and delivery of this Agreement and the consummation of the transactions contemplated herein will not violate, nor be in conflict with, any provision of any agreement, instrument, license, judgment, decree, order, statute, rule or regulation applicable to Duck. No consent of any third party (including any licensor of any portion of the Transferred Assets) is required in order to effect the transactions contemplated by this Agreement.

3.3.  This Agreement has been duly executed and delivered by Duck and all documents required hereunder to be executed and delivered by Duck have been duly executed and delivered and this Agreement and such documents constitute legal, valid and binding obligations of Duck enforceable in accordance with their respective terms.

3.4.  Duck has as of the date hereof and the Effective Date good and marketable title, free and clear of any and all claims, liens, encumbrances, mortgages, demands and royalties created by, through or under Duck, security interests and charges, licenses or rights of other persons whatsoever to the Transferred Assets. Duck has taken all reasonable actions to protect its rights in all of the Transferred Assets.

3.5.  Duck is not a party to any action, suit or other legal, administrative arbitration proceeding or government investigation, actual or threatened, which might reasonably be expected to result in impairment or loss of Duck’s interest in the Transferred Assets or any part thereof, and there is no particular circumstance, matter or thing known to Duck which could reasonably be anticipated to give rise to any such action, suite or other legal, administrative or aberration proceeding or government investigation.

3.6.  Duck has not used or enforced or failed to use or enforce any Intellectual Property rights or other rights associated with the Transferred Assets in any manner which could adversely affect the validity or enforceability of Duck’s Intellectual Property rights in the Transferred Assets.

3.7.  There is not, and has not been any infringement or violation of Duck’s Intellectual Property rights in the Transferred Assets. Except for the Licensing Agreement, Duck has not granted any license with respect to the Transferred Assets to any person or entity.

3.8.  Duck has not received notice of any claim of adverse ownership, invalidity or other opposition to or conflict with the Transferred Assets. To Duck’s knowledge, Duck is not in violation or infringement of, and has not violated or infringed, any intellectual property rights of any other person or entity.

4.  Representations and Warranties of the Inventors. Each Inventor, severally and not jointly, hereby represents and warrants to Duck and DPSI that:

4.1.  Such Inventor has the full right, power, authority and capacity to enter into this Agreement and effect the transactions contemplated hereby. This Agreement constitutes a valid and legally binding obligation of such Inventor, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other general principals of equity, whether such enforcement is considered in a proceeding in equity or law.

4.2.  There are no actions, suits, proceedings or investigations pending against the Inventor or the his properties before any court or governmental agency (nor, to such Inventor’s knowledge, is there any threat thereof) which would impair in any way the Investor’s ability to enter into and fully perform the Investor’s commitments and obligations under this Agreement or the transactions contemplated hereby.

4.3.  Such Inventor has not received notice of any claim of adverse ownership, invalidity or other opposition to or conflict with the Transferred Assets.

5.  Miscellaneous.

5.1.  Recitals incorporated herein. Each of the recitals contained at the beginning of this Agreement are incorporated in and shall be deemed operative provisions of this Agreement.

5.2.  Invalidity of Provisions. If, for any reason, any provision of this Agreement or the application of any provision of this Agreement to any Person or circumstance is to any extent held or rendered invalid, unenforceable or illegal, then such provision shall: (i) be deemed to be independent of the remainder of this Agreement and to be severable and divisible from this Agreement and its invalidity, unenforceability or illegality shall not affect, impair or invalidate the remainder of this Agreement or any other part of this Agreement; and (ii) continue to be applicable to the enforceable to the fullest extent permitted by law against any Person in and any circumstances other than those in respect of which it has been held or rendered invalid, unenforceable or illegal.

5.3.  Binding Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, between any Party hereto shall be settled by binding arbitration to be held in Vancouver in the Province of British Columbia, Canada before a panel of three arbitrators. Any Party may demand arbitration in writing, serving on the other Party(ies) a statement of the dispute, controversy, or claim, and the facts relating to it, in reasonable detail, and the arbitrator nominated by that Party. Within thirty (30) days after such demand, the other Party(ies) will name their arbitrator, and the two arbitrators named by the Parties will, within ten (10) days, select a third arbitrator. The arbitrators may not amend or disregard any provision of this Section 4.3. The judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

5.4.  Governing Law. This Agreement shall be governed in accordance with the substantive laws of the State of Nevada, USA, without regard to the conflicts of laws principals thereof.

5.5.  Waiver. No waiver by a Party of any provision or the breach of any provision of this Agreement shall be effective unless it is contained in a written instrument duly executed by the Party granting the waiver.  Such waiver shall affect only the matter specifically identified in the instrument granting the waiver and shall not extend to any other matter, provision or breach.  The failure of a Party to give notice to any other Party or to take any other steps in exercising any right, or in respect of the breach or non-fulfillment of any provision of this Agreement, shall not operate as a waiver of that right, breach of provision nor shall any single or partial exercise of any right preclude any other or future exercise of that right or the exercise of any other right, whether in law or in equity or otherwise.

5.6.  Further Assurances. Each Party shall, from time to time, promptly execute and deliver further documents and take all further action reasonably necessary or appropriate to give effect to the provisions and intent of this Agreement and to complete the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Duck and each Inventor shall assist DPSI in every legal way to evidence, record and perfect the transfers and assignments evidenced by this Agreement and to apply for and obtain recordation of, and from time to time enforce, maintain and defend, the assigned rights embodied in the Transferred Assets. To the extent that any of the Transferred Assets are provisional patents, Duck and each Inventor shall cooperate with DPSI and the applicable patent authorities to attempt to obtain a final grant of those provisional patents and, to the extent any such provisional patents are actually issued in an Inventor’s name, the Inventor shall promptly assign and transfer such patents, at no cost, to DPSI. If DPSI is unable, for any reason whatsoever, to secure an Inventor’s signature to any document it is entitled to under this Agreement, such Inventor hereby irrevocably designates and appoints DPSI and its duly authorized officers and agents as the Inventor’s agent and attorney-in-fact with full power of substitution to act for and on the Inventor’s behalf and instead of the Inventor, to execute and file any such document or documents and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by the Inventor. Such power of attorney shall be coupled with an interest.

5.7.  Entire Agreement. This Agreement and all documents contemplated by or delivered under or in connection with this Agreement, constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersede all prior agreements, negotiations, discussions, undertakings, representations, warranties and undertakings, whether written or oral, express or implied, statutory or otherwise (including, without limitation, the Licensing Agreement).

5.8.  Successors and Assigns. This Agreement shall ensure to the benefit and be binding upon the Parties and their respective successors and permitted assigns.

5.9.  Headings. Headings are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

5.10.  Subdivisions. Unless otherwise stated, reference in the Agreement to a section, paragraph, schedule or other subdivision is a reference to such section, paragraph, schedule or other subdivision within this Agreement.

5.11.  Number and Gender. Wherever the context so requires, any term used in this Agreement importing the singular number only shall include the plural and vice versa and words importing any gender shall include all other genders.

5.12.  Statutes and Regulations. Any reference in this Agreement to any statute shall be a reference to that statute as amended, substituted, replaced, or re-enacted from time to time and any reference to a statute includes the regulations made pursuant to that statute.

5.13.  Use of the Word “Including”. In this Agreement, the word “including” when following any general term or statement will not be construed as limiting the general term or statement to the specific matter immediately following the word “including” or to similar matters, and the general term or statement will be construed as referred to all matters that reasonably could fall within the broadest possible scope of the general term or statement.

5.14.  Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile transmission), each of which shall be deemed to be an original and all of which will be construed together as one agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above, intending to be legally bound as of the Effective Date.

DUCK MARINE SYSTEMS, INC.

/s/ Ronald R. Rogers
By: ___________________________
Name: Ronald R. Rogers
Title: President

DISASTER PREPAREDNESS SYSTEMS, INC.

/s/ Mark J. Henrickson
By: ___________________________
Name: Mark J. Henrickson
Title: President

/s/ Mark J. Henrickson
______________________________________
Mark J. Henrickson

/s/ Ronald R. Rogers
______________________________________
Ronald R. Rogers

Exhibit A

Transferred Assets

Capitalized terms used on this Exhibit shall have the meanings ascribed to such terms in the Agreement to which this Exhibit is attached.

The Transferred Assets include all Intellectual Property rights, Improvements, International Rights, Licenses and Permits, Records and Warranties in and to the following:

1.	Products in development:

1.	Shark High Pressure Pump.
2.	F-50 High Output Pump.
3.	Series 2000 and 4000 Hydraulic Power Modules.
4.	Portable on Demand (P-O-D) vehicle containers.
5.	Drone, remotely controlled amphibious vehicle.
6.	Amphibious Utility Vehicle (AUV).

2.	Draft provisional patents:

1.	“A means of deploying a pump in shallow water”;
2.	“Remote Controlled Amphibious Robotic Drone Platform for Marine Fire Fighting, Rescue, Remote Surveillance and Sensory Systems, Delivering Payloads, Oil and Hazardous Spill Control/Recovery”
3.	“Increasing the hull speed of an amphibious utility vehicle in water”;
4.	“Toxic and volatile patching system in conjunction with a remote controlled amphibious drone platform”.

3.	Patents in development:

1.	Series 2000 & 4000 “Multi function disaster response hydraulic power supply module”
2.	P-O-D “Multi function disaster response hydraulic power supply module”
3.	F50 “Billet aluminum pump apparatus

4. Production Materials:

1.	CNC Tape for machining the manifold block Model 2000
2.	CNC Tape for billet machined pump.

5. Manuals relating to:

1.	Shark Pump
2.	Model 2000

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6. Moulds relating to:

1.	Shark Pump

7. Drawings relating to:

1.	Shark Pump
2.	Model 2000

8. Contacts and Potential Customer List:

Travco Industrial Housing Ltd. - Bill Fitzmaurice - 604-873-6060
CanCode Safety Services Inc. - Gary Joice- 705-746-8623
Bureau of Fire Standards & Training (Florida) - Chief David Casey - 352-369-2833
Division of Emergency Management Florida - David Halstead - 850-414-7770
Hazard Control Technologies, Inc. - Mike Greiner, President - 770-719-5112
Porta Energy - Leon Eng Ong - 416-566 7235
Radix Marine - Brad Goodspeed, President - baronboy@aol.com
Freightliner of Vancouver Ltd.- Jerry Gallant, Director of Sales & Marketing - 604-882-5814
American LaFrance of B.C. - Paul Sparks - 604-882-5806
American LaFrance Corporation - Phillip McEwan - Sales Manger - 604-855-5127
American LaFrance Corporation - Scott L. Barnes - VP Sales & Marketing - 843-486-7501
City of Richmond - Chief Jim Hancock - 604-303-2700
Ministry of Forests Province of BC - Phil Taudin-Chabot - 250-356-5251
Ford Motor Company - John Strickland, FFD Mgr. -877-594-3673
Stanley Power Tools - John Merrifield - 205-590-1160
Fort Garry Industries - Rick Sushe, President - 800-565-3473
Fort Garry Fire Truck Division - Brain Nash, National Sales Manager - 800-565-3473
John Deere Company - Keith Elsam, Product Manager - ElsamKeithE@JohnDeere.com
AMW Cuyuna Engine Co. Inc. - Joe Stonebraker, President - JStonebraker@2si.com
Hydro Traxx Amphibious - Sun Lake Products, Inc. - Ken McLerry, President - 317-539-6481
Sportogo Inc. - Rod Blair, President - 661-706-8820
Power Air Corporation - Dean Haley, Chairman - 925-960-8777
Defence Business Large-Scale System, Inc. - HT Chan, VP Marketing - 659-625-2975
CDN TrailMaster - Gerry Lynch gjlynch@blackfoot.net Phone 406-864-0029 Fax 406-864-0028

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